EXHIBIT 10.6
Translation
Form of Option and Cooperation Agreement
among
Nanning Jetlong Technology Co., Ltd.
[Affiliated Consolidated Entity]
and
[Nominee Shareholder]

Form of Option and Cooperation Agreement
This Option and Cooperation Agreement (this “Agreement”) is entered into on _________ in Beijing, the People’s Republic of China (the “PRC” or “China”) by and between:
Transferor: [Nominee Shareholder] (ID No.: )
Nationality: PRC
[Nominee Shareholder] (“Transferor”)
Address: No. 21-22, Unit 2, Building 3, Second District of Mine Area, Gansu
Transferee: Nanning Jetlong Technology Co., Ltd. (the “Transferee”)
Registered address: Room 507, Floor 5, Maohong Building, No. 15 Chuangxin West Road, Nanning
Confirming Party: [Affiliated Consolidated Entity] (“Confirming Party”)
Registered address:
Whereas:
(1)	[Affiliated Consolidated Entity] (“Confirming Party”) is a limited liability company registered and established in the PRC, and its shareholders are [Nominee Shareholder]s (collectively, the “Shareholders of Confirming Party” or “Transferors”);

(2)	The registered capital of the Confirming Party is Renminbi yuan (RMB ), of which contributed Renminbi yuan representing % of the registered capital, and contributed Renminbi yuan representing % of the registered capital;

(3)	The Transferee and the Confirming Party entered into the Trademark, Domain Name and Trade Name License Agreement, the Exclusive Technology Support Agreement, the Trademark, Domain Name and Trade Name Transfer Agreement on March 28, 2008. On the same day, the Shareholders of the Confirming Party and the Transferee entered into the Security Agreement (“Security Agreement”).
Therefore, upon friendly negotiation, the parties to this Agreement agree as follows:
Article 1 Grant of Right
1.1	Each of the Transferors hereby irrevocably grants the Transferee an exclusive purchase right which, to the extent permitted under PRC laws and subject to which the Transferee satisfies relevant requisite qualification required by PRC laws, allows the Transferee to purchase or designate one or more persons (“Designee”) to purchase all or part of the equity interest held by such Transferor in the Confirming Party at any time at the price as provided in Article 3 hereof, following the exercise procedures provided herein.

1.2	Each of the Transferors undertakes and represents to the Transferee that other than the Transferee and/or Designee, there will be no other third party having such right to purchase equity interest as mentioned above.

1.3	To the extent permitted under PRC laws and subject to which the Transferee satisfies relevant requisite qualification required by PRC laws, the Transferee will have the right to exercise the purchase right provided in Section 1.1 above on a timely basis in accordance with this Agreement and purchase or cause Designee to purchase all or part of the equity interest held by the Transferor in the Confirming Party.
Article 2 Future Transfer of Equity Interest
2.1	Exercise Procedures

The parties hereto agree that, within the term of this Agreement, to the extent permitted under PRC laws and subject to which the Transferee satisfies relevant requisite qualification required by PRC laws, the Transferee may provide to all or part of the Transferors an Equity Acquisition Notice (the content and form of which are attached hereto as Annex I) at any time. Upon receiving such Equity Acquisition Notice, the relevant Transferor shall immediately commence approval procedures concerning equity transfer with relevant regulatory authorities as well as corresponding change registration with the industry and commerce administration authority. During such procedures, each Transferor, Transferee and/or Designee and the Confirming Party shall cooperate with each other actively, execute required documents at appropriate time or provide required materials and information (including without limitation executing an equity transfer contract, adopting a resolution and new articles of association at a shareholders’ meeting of the Confirming Party on a timely basis), and accomplish other procedures required by PRC laws.

Specifically, at each time when the Transferee exercises its equity purchase right:

Transferors shall cause the Confirming Party to convene a shareholders’ meeting on a timely basis and adopt a resolution on such meeting approving transfer of equity interest by the transferring party to Transferee and/or Designee;

Transferors shall enter into an equity transfer contract with the Transferee and/or Designee with respect to each transfer in accordance with this contract and relevant Equity Acquisition Notice;

Transferors, Transferee and/or Designee and the Confirming Party shall execute all other contracts, agreements or documents as necessary, obtain all requisite government approvals and consents and take all necessary actions to transfer to the Transferee and/or Designee effective ownership of transferred equity interest and record the Transferee and/or Designee as registered owners of such transferred equity interest, to the extent that there is not any contingent security interest. As used herein, Security Interest includes guarantee, mortgage, pledge, third party right or interest, any warranty, acquisition right, right of first refusal, offset right, reservation of ownership or other security arrangement, but excludes any security interest under the Security Agreement.

2.2	Entire Transfer All parties hereto unanimously agree that the equity transfer described in this Agreement shall include transfer of all rights and obligations under such transferred equity interest.

The Transferors shall cause the Confirming Party to issue to the Transferee and/or Designee a corresponding contribution certificate within thirty days after obtaining the business license from the industry and commerce administration authority after equity transfer.
Article 3 Transfer Price and Payment
3.1	When the Transferee and/or Designee acquire equity interest and the Transferors sell such equity interest, the total price for the Transferee’s acquisition of 100% equity interest of the Confirming Party (“Equity Purchase Price”) shall be the minimum price permitted under then applicable PRC laws. If the Transferee and/or Designee purchase part of the equity interest of the Confirming Party, the consideration to be paid by the Transferee for such part of the equity interest shall be calculated in proportion to the ratio of such equity interest against all equity interest of the Confirming Party.

3.2	The Transferee and/or Designee shall pay the transfer price to the accounts designated by the Transferors on the payment date provided in the equity transfer agreement as approved by relevant regulatory authorities.
Article 4 Representation and Warranty
4.1	Each of the Transferors hereby represents and warrants to the Transferee respectively:
(1)	as to the Transferor that is a natural person, he has full capacity to take civil actions as well as complete ability to bear civil liability under PRC laws; as to the Transferor that is a legal person, it is a legal person entity duly established and effectively existing under PRC laws with good conditions and capacity to operate legally. Upon execution, this Agreement constitutes legally valid and binding obligation of such Transferor and is enforceable against such Transferor in accordance with provisions herein;

(2)	to the extent applicable, the individual signing this Agreement has been duly and fully authorized or has the authority to execute this Agreement on behalf of such Transferor;

(3)	the Transferor warrants that its transfer of equity interest to the Transferee and/or Designee in accordance with this Agreement has been agreed by all creditors of the Confirming Party including banks and other related parties and is neither in violation of PRC laws, regulations or other provisions of relevant governmental authorities nor in breach of any agreement that it has entered into with any third party;

(4)	the Transferor warrants that as of the execution date of this Agreement, it has completely fulfilled all obligations under equity transfer to make this Agreement legally valid; and

(5)	the Transferor warrants that the equity interest owned by it is legally obtained and held by such Transferor and the transferred equity does not and will not have any mortgage, pledge or lien encumbrance, nor any security right of whatsoever kind of any third party, other than any security interest under the Security Agreement.
4.2	The Transferee hereby represents and warrants to the Transferors:
(1)	the Transferee is a company established and effectively existing under PRC laws;

(2)	the Transferee has authority to execute this Agreement and the Transferee has obtained all proper authorization and completed all internal approval procedures to execute this Agreement; and

(3)	the individual signing this Agreement has been duly authorized and has the authority to execute this Agreement on behalf of the Transferee.
4.3	The Transferors and the Transferee represent and warrant to the other party, respectively, that its representations and warranties made to the other party are true and there is not any hiding, untrue or misleading statement, nor any material missing statement.
Article 5 Undertakings of Transferors and Confirming Party
5.1	Each of the Transferors hereby irrevocably agrees and undertakes to the Transferee, respectively, that when the Transferee and/or Designee exercise the purchase right against the equity interest held by the other Transferor in the Confirming Party in accordance with this Agreement, it will unconditionally waive its right of first refusal on the acquired equity interest held by it as an existing shareholder of the Confirming Party under applicable laws or the articles of association of the Confirming Party.

5.2	The Transferors hereby agree and undertake to the Transferee, unless agreed by the Transferee in writing in advance or required by the Security Agreement, not to dispose of its equity interest in the Confirming Party in any way, including without limitation transfer, pledge or create any claim right of whatsoever kind on such equity interest, until the Transferee and/or Designee complete acquisition of all equity interest of the Confirming Party. The Transferors further agree and undertake to the Transferee that it will not permit the shareholders’ meeting or the board of directors of the Confirming Party to adopt any resolution that may have an adverse effect on the Transferee’s right on the equity interest of the Confirming Party in accordance with this Agreement, including without limitation, transferring, pledging or creating any claim right of whatsoever kind on such equity interest.

5.3	Without prior written consent of the Transferee, the Transferors will not take any action resulting in change of business scope of the Confirming Party as approved or liquidation, cease of operation, termination or dissolution of the Confirming Party.

5.4	Without prior written consent of the Transferee, the Transferors may not supplement, modify or amend the articles of association of the Confirming Party in any way.

5.5	Without prior written consent by the Transferee, the Transferors may not increase or decrease the registered capital or change the shareholding structure or shareholder contribution form of the Target Company.

5.5	The Transferors will ensure that the Confirming Party continue to exist and operate its business as well as handle its corporate affairs prudently and effectively in accordance with well-recognized financial and commercial standards and practice.

5.6	Without prior written consent of the Transferee, the Transferors will not adopt any resolution at any shareholders’ meeting at any time after execution of this Agreement approving to sell, transfer, mortgage or otherwise dispose of any asset, business or legal or beneficiary interest on any income of the Confirming Party or allow to create any other security interest on such asset, business or interest (other than disposal incurred during ordinary or daily business course).

5.8	Without prior written consent of the Transferee, the Transferors will not approve any resolution at any shareholders’ meeting to create, inherit, guarantee or approve any indebtedness of the Confirming Party, other than such indebtedness as incurred during ordinary or daily business course but not from any borrowing.

5.9	The Transferors agree that all director positions of the Confirming Party will be taken by individuals nominated by the Transferee (or its parent company, Nanning Jetlong Technology Co., Ltd., the same hereinafter) and the Transferors will cause [Affiliated Consolidated Entity] to appoint individuals nominated by the Transferee as the General Manager, Financial Controller and other senior officers of the Target Company. Such individuals nominated by the Transferee in accordance with this section shall satisfy statutory qualifications as directors, general managers, financial controllers and other senior officers provided by applicable laws.

5.10	The Transferors undertake to take all necessary actions to cause the Confirming Party to implement the Exclusive Technology Support Agreement and the Trademark, Domain Name and Trade Name License Agreement entered into by them with the Transferee on March 28, 2008.

5.10	Subject to provisions of PRC laws, the Transferors undertake to act actively and accomplish all necessary procedures and obtain all necessary approvals (other than delay due to reasons of non-Transferors’ fault) for equity transfer, within ninety days after receiving an Equity Transfer Notice from the Transferee.

5.12	Each of the Transferors agrees, subject to provisions of PRC laws, upon request of the Transferee, to transfer its respective portion in the registered capital of the Confirming Party to the Transferee or Designee, as requested by the Transferee. For purpose of such transfer, the Transferors execute the undertaking letter attached hereto as Annex II.

5.13	The Confirming Party agrees that subject to provisions of PRC laws and in accordance with this Agreement, each of the Transferors may transfer its respective equity interest to Transferee or Designee, as requested by the Transferee. For purpose of such transfer, the Confirming Party executes the undertaking letter attached hereto as Annex II.

5.14	The Transferors shall ensure that the Transferee will be invited to attend shareholders’ meetings and board meetings of the Confirming Party.

5.15	Each of the Transferors agrees to irrevocably authorize the Transferee or other person designated by the Transferee to exercise any of its voting rights and any other shareholder’s right held by it as the shareholder of the Confirming Party.

5.16	Each of the Transferors shall cause its respective representatives on the board of directors of the Confirming Party not to pay any dividend or announce any resolution to pay any dividend to the Transferors, unless agreed by the Transferee in writing in advance.

5.17	The Transferors undertake to consult with the Transferee in advance before it exercises any shareholder’s right against the Confirming Party in accordance with PRC laws and regulations and the articles of association and follow the advice of the Transferee, provided that, such advice of the Transferee shall not violate any PRC law or regulation.

5.18	Each of the Transferors shall cause its respective representatives on the board of directors of the Confirming Party to consult with the Transferee in advance before they exercise any director’s right against the Confirming Party in accordance with PRC laws and regulations and the articles of association and follow the advice of the Transferee, provided that, such advice of the Transferee shall not violate any PRC law or regulation.

5.19	The Transferors and the Confirming Party shall allow the Transferee and its representative to review all accounts, records and other corporate documents of the Confirming Party in a reasonable period and shall agree to the Transferee’s request to review corporate documents of the Confirming Party.

5.20	The Transferors shall ensure that without prior written consent of the Transferee, the Confirming Party will not file any litigation or arbitration proceeding, nor make any settlement with respect to any litigation or arbitration proceeding involving the Confirming Party.

5.21	The Transferors shall ensure that the Confirming Party will completely fulfill its obligations under the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement entered by it with the Transferee on March 28, 2008.

5.22	Each of the Transferors agrees that to the extent permitted by applicable laws, if it transfers its equity interest in the Confirming Party in accordance with this Agreement, it will sign a donation statement before receiving relevant transfer price, specifying that it will donate such transfer price received to the Confirming Party within 60 days. The Transferors agree to pay for all taxes, expenses and charges levied due to such transfer price on its own account.

5.23	Without prior written consent of the Transferee, the Confirming Party may not sell, transfer, gift, mortgage, or otherwise dispose of its assets to its shareholders.

5.24	Without prior written consent of the Transferee, the Confirming Party may not terminate the Trademark, Domain Name and Trade Name License Agreement, the Exclusive Technology Support Agreement and the Option and Cooperation Agreement entered into by it with the Transferee, nor enter into any other agreement that may have an adverse effect on the implementation of any such agreement with the Transferee as mentioned above.

5.25	Without prior written consent of the Transferee, the Confirming Party may not borrow from any third party or secure for any third party, nor bear any liability for any matter beyond ordinary operation of the Confirming Party.

5.26	Without prior written consent of the Transferee, the Confirming Party may not merge with or acquire any member enterprise.

5.27	Without prior written consent of the Transferee, the Confirming Party may not transfer its asset into any account of any other company or individual.

5.28	Without prior written consent of the Transferee, the Confirming Party may not assist any of its shareholders in transferring in any form any equity interest in it.

5.29	Without prior written consent of the Transferee, the Confirming Party may not waive any of its creditor’s rights or any right to any interest.
Article 6 Rights and Obligations of Transferor
6.1	The Transferors shall be responsible to accomplish all approvals and registration procedures for equity transfer hereunder on a timely basis in accordance with this Agreement and shall promptly notify the Transferee in case of extension of such period.

6.2	Upon execution of this Agreement, as requested by the Transferee, the Transferors shall issue or execute legal documents, application documents and other documents necessary for accomplishment of equity transfer hereunder and relevant matters.

6.3	Upon receiving an Equity Acquisition Notice, as requested by the Transferee, the Transferors shall provide to the Transferee filing documents, legal documents and accounting documents related to the Confirming Party.
Article 7 Rights and Obligations of Transferee
7.1	The Transferee shall have the right to engage an auditor to audit the accounts and records of the Confirming Party.

7.2	To ensure meeting the cash flow requirement during ordinary operation of the Confirming Party or set off any loss accrued during the operation of the Confirming Party, the Transferee agrees to, as requested by the Confirming Party and to the extent without violation of any law, provide financing support for the Confirming Party, whether the Confirming Party incurs any loss in operation or not. Such financing support of the Transferee may take the form of entrusted loans/borrowings. Entrusted loans/borrowings contracts will be executed separately.
Article 8 Breach of Contract
8.1	The breach of any party hereto of any obligation or undertaking hereunder or any untrue or misleading statement (whether intentional or not) contained in any representation made herein by any party, which results in complete or partial unenforceability of this Agreement, shall constitute a breach of contract of such party and such party shall bear the liability for its breach of contract and fully compensate all losses incurred by the other party due to such breach of contract.
Article 9 Force Majeure
9.1	After execution of this Agreement, if the implementation of this Agreement is directly affected by earthquake, typhoon, flood, war, nationwide industry policy adjustment, government act and any other unforeseeable and unavoidable force majeure event, or any party cannot perform its obligation in accordance with this Agreement due to such force majeure event, such party involved in such force majeure event shall promptly notify the other party of the event in writing. The parties will discuss and determine to terminate, change or delay implementation of this Agreement, as the case may be, depending on the effect of such force majeure event on this Agreement.
Article 10 Term
10.1	This Agreement shall become effective on the date when the parties hereto or their duly authorized representatives sign hereon, with a term of twenty years commencing on the execution date, unless terminated before expiration in accordance with this Agreement or provisions of relevant agreements entered into by the parties separately. During such term, the Transferee may acquire from the Transferors the equity interest of the Confirming Party in accordance with this Agreement. If the Transferee and/or Designee have acquired all equity interest of the Confirming Party before the term above mentioned expires, this Agreement shall automatically terminate in advance as its performance has been fulfilled. If there is any part of the equity interest of the Confirming Party not acquired by the Transferee or Designee at the time when the term of this Agreement expires (including expiration of any renewed term), this Agreement shall be automatically renewed for another twenty years.
Article 11 Special Agreement
11.1	Unless agreed by the Transferee in writing, the Transferors may not assign any of their rights or obligations hereunder to any person.

11.2	The Transferee shall have the right to assign its rights and obligations hereunder.

11.3	This Agreement shall be binding on inheritors of the Transferors.
Article 12 Miscellaneous
12.1	With respect to matters not covered by this Agreement, both parties hereto agree to resolve in the form of written supplementary agreements. Any written supplementary agreement related to this Agreement will be part of this Agreement and have the same legal effect as this Agreement.

12.2	The execution, interpretation and implementation of this Agreement as well as resolution of disputes related to this Agreement shall be governed by PRC laws.

12.3	All disputes related to this Agreement shall be resolved through friendly discussion between the parties. If such dispute cannot be resolved through discussion within thirty days after such dispute arises, any party will have the right to submit such dispute for arbitration by the Beijing Commission of China International Economic and Trade Arbitration Commission in accordance with its arbitration rules. The arbitration award shall be final and binding on all parties involved therein; during such arbitration, except for the matter or obligation in dispute subject to arbitration, both parties shall continue with performance of other obligations herein.

12.4	This Agreement is executed in Chinese with three originals, each of which is kept by each party hereto and each original shall have the same legal effect.
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Annex I Format of Equity Acquisition Notice
Nanning Jetlong Technology Co., Ltd.
Notice regarding Acquisition of Equity Interest
in [Affiliated Consolidated Entity]
To: [Nominee Shareholder]
     In accordance with the Option and Cooperation Agreement entered into between us and all shareholders of [Affiliated Consolidated Entity], including you, on _________, we now decide to acquire directly the                     % registered capital of the Confirming Party held by you.
(1)	The consideration for acquiring such % contribution mentioned above will not exceed Renminbi yuan or equivalent US Dollars.

(2)	Relevant documents related to this acquisition (including without limitation an equity transfer agreement with you and the relevant resolution of the shareholders’ meeting of the Confirming Party) will be legally and duly executed no later than _________.
     You shall accomplish approval and corresponding registration procedures for equity transfer described above within ninety days after receipt of this notice and we will assist you to prepare relevant documents as necessary.
     Best Regards
Legal Representative or Authorized Representative (signature):

Annex II Format of Undertaking Letter
Undertaking Letter
To: Nanning Jetlong Technology Co., Ltd.
Whereas:
Nanning Jetlong Technology Co., Ltd. (“Transferee”) and [Affiliated Consolidated Entity] (“Confirming Party”) as well as the latter’s shareholders entered into an Option and Cooperation Agreement (“Option and Cooperation Agreement”) on _________.
During the period from execution of the Option and Cooperation Agreement and untill accomplishment of relevant procedures for equity interest thereunder, the Confirming Party and its shareholders agree to make the following irrevocable undertakings.
The shareholders undertake:
1.	not to dispose in any form its portion in the registered capital of the Confirming Party (“Equity Interest”), including without limitation, transfer, pledge or create any claim right of whatsoever kind on such Equity Interest, other than the pledge created in accordance with the Security Agreement entered into between the shareholders and the Transferee on _________.

2.	not to take any action which may result in change of business scope of the Transferee as approved or liquidation or de-registration of the company.

3.	to take all necessary actions to cause the Confirming Party to implement the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement entered into by them with the Transferee on _________.
to transfer the 80% registered capital of the Confirming Party held by it to the Transferee or its designee in accordance with PRC laws; to complete all necessary procedures within 90 days after receiving an Equity Acquisition Notice from the Transferee.
The Confirming Party undertakes:
1.	upon receiving an Equity Acquisition Notice from the Transferee, to actively go through appropriate procedures during such transfer; and

2.	to implement the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement entered into between it and the Trasferee.
Above undertakings shall become effective upon signing or affixing seal hereon.

(Signature Page)
Transferor:
[Nominee Shareholder] (Signature):
Transferee:
Legal Representative or Authorized Representative (Signature):
Nanning Jetlong Technology Co., Ltd. (Seal affixed)
Confirming Party:
Legal Representative or Authorized Representative (Signature):
[Affiliated Consolidated Entity] (Seal affixed)